FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACT:
Geoff Grande
FD
(617) 747-1721

SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

•	FOURTH QUARTER REVENUE OF $79.2 MILLION AND ANNUAL REVENUE OF $315.0 MILLION

•	FOURTH QUARTER NET INCOME OF $15.8 MILLION AND ANNUAL NET INCOME OF $71.4 MILLION

•	ANNUAL ADJUSTED EBITDA OF $122.3 MILLION

•	REPURCHASED APPROXIMATELY 0.5 MILLION SHARES FOR $5.3 MILLION IN THE FOURTH QUARTER

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $83.0 MILLION

•	FINANCIAL TARGETS FOR FISCAL 2011 AND FOR THE FIRST QUARTER OF THE FISCAL YEAR ENDED APRIL 30, 2010 WILL NOT BE ANNOUNCED

NASHUA, NH, March 11, 2010 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its fourth quarter of fiscal 2010 and its fiscal year ended January 31, 2010.

Fiscal 2010 Fourth Quarter Results

The Company reported total revenue of $79.2 million for its fourth quarter ended January 31, 2010 of its fiscal year ended January 31, 2010 (fiscal 2010), which represented a 2% decrease from the $80.5 million reported in its fourth quarter of the fiscal year ended January 31, 2009 (fiscal 2009).

On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $15.8 million, or $0.17 per basic share and $0.16 per diluted share, for the fourth quarter of fiscal 2010 as compared to net income of $18.8 million, or $0.19 per basic share and $0.18 per diluted share, for the fourth quarter of fiscal 2009.  Net income for the fourth quarter of fiscal 2009 includes a tax benefit from the reduction of the Company’s valuation allowance associated with the Company’s Irish deferred tax assets of approximately $5.1 million.

The Company’s fourth quarter US GAAP net income includes the following non-cash charges:

•	Stock based compensation expense of $1.7 million in the fourth quarter of fiscal 2010 as compared to $1.6 million in the fourth quarter of fiscal 2009.

•	Depreciation and amortization expense of $1.1 million in the fourth quarter of fiscal 2010 as compared to $1.4 million in the fourth quarter of fiscal 2009.

•	Amortization of intangible assets of $1.5 million in the fourth quarter of fiscal 2010 as compared to $2.8 million in the fourth quarter of fiscal 2009.

•	Amortization of deferred financing costs of $0.3 million in both the fourth quarter of fiscal 2010 and fiscal 2009.

•	Non-cash income tax provision of $5.1 million in the fourth quarter of fiscal 2010 as compared to a non-cash $0.6 million income tax benefit in the fourth quarter of fiscal 2009.

“We experienced a more predictable customer environment in our fourth quarter than we did in prior quarters, which began towards the end of our third quarter, but couldn’t make up the shortfall in bookings from the prior three quarters.  As a result, our bookings this year were down approximately 6% as compared to fiscal 2009.  We view this improving stability in the fourth quarter as positive, but still find growing the business challenging in the current business climate.  We are pleased, however, that our fourth quarter net income exceeded the high end of our fourth quarter targeted range which resulted in our EPS being above the high end of our targeted range,” said Chuck Moran, President and Chief Executive Officer.

“We are excited about the announcement on February 12, 2010 that we reached an agreement on the terms of a recommended acquisition for cash of the entire issued share capital of SkillSoft by SSI Investments III Limited, a company formed by funds sponsored by each of Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC.  We believe that the proposed transaction delivers excellent value to SkillSoft’s shareholders, and we look forward to partnering with the private investor group and exploring the various opportunities that exist for SkillSoft.  The successful completion of this proposed transaction will result in our having returned approximately $1.1 billion in value to our shareholders, and represents an endorsement of the success of SkillSoft’s business and our ongoing commitment to provide our customers and shareholders with significant value,” added Mr. Moran.

Gross margin remained unchanged at 90% in both the fiscal 2010 fourth quarter and the fiscal 2009 fourth quarter.

Research and development expenses increased to $12.6 million in the fiscal 2010 fourth quarter as compared to $11.4 million in the fiscal 2009 fourth quarter, and increased as a percentage of revenue to 16% in the fourth quarter of fiscal 2010 as compared to 14% in the fourth quarter of fiscal 2009.  This increase was primarily due to incremental international content development expenses incurred to support future potential revenue growth opportunities, which was partially offset by reductions in compensation and benefits related to certain cost savings initiatives.

Sales and marketing expenses decreased to $25.5 million in the fiscal 2010 fourth quarter as compared to $26.2 million in the fiscal 2009 fourth quarter, and decreased as a percentage of revenue to 32% in the fourth quarter of fiscal 2010 as compared to 33% in the fourth quarter of fiscal 2009.  This decrease was primarily due to a reduction in net sales compensation and sales incentive expenses, as well as decreased marketing expenses and a lower number of non-field sales personnel.

General and administrative expenses increased to $9.7 million in the fiscal 2010 fourth quarter as compared to $9.3 million in the fiscal 2009 fourth quarter, but remained unchanged as a percentage of revenue at 12% in the fourth quarter of fiscal 2010 and the fourth quarter of fiscal 2009.  This dollar increase was primarily due to increases in legal, tax and bonus expenses, which was partially offset by reductions in professional fees related to the Company’s business realignment strategy, which was substantially completed in fiscal 2009.

The Company’s interest expense decreased to $1.4 million for the fiscal 2010 fourth quarter as compared to $3.2 million for the fourth quarter of fiscal 2009.  This decrease was primarily due to principal payments made during fiscal 2010 resulting in a reduction in the Company’s outstanding debt.

Adjusted EBITDA for the fiscal 2010 fourth quarter was $26.7 million.  Adjusted EBITDA for the fiscal 2010 fourth quarter is calculated by taking net income ($15.8 million) and adding back depreciation and amortization ($1.1 million), amortization of intangible assets and capitalized software development costs ($1.5 million), stock-based compensation ($1.7 million), interest expense ($1.4 million), and the provision for income taxes ($5.8 million), and deducting interest and other income ($0.6 million).

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft’s DSOs were in the targeted range for the fiscal 2010 fourth quarter.  On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 11 days in the fiscal 2010 fourth quarter as compared to 9 days in the year ago period and 6 days in the third quarter of fiscal 2010.  On a gross basis, which considers all items billed as receivables, DSOs were 160 days in the fiscal 2010 fourth quarter as compared to 159 days in the year ago quarter and 78 days in the third quarter of fiscal 2010.

Fiscal 2010 Full Year Results

For the fiscal year ended January 31, 2010, the Company reported revenue of $315.0 million, which represented a 4% decrease over the $328.5 million reported for the fiscal year ended January 31, 2009.

Net income for fiscal 2010 was $71.4 million, or $0.74 per basic share and $0.72 per diluted share, as compared to net income of $50.8 million, or $0.49 per basic share and $0.47 per diluted share, for fiscal 2009.  Net income for fiscal 2009 includes an income tax benefit from the reduction of the Company’s valuation allowance associated with the Company’s Irish deferred tax asset of approximately $5.1 million.

Non-Cash Charges:

The Company’s US GAAP net income includes the following non-cash charges:

•	Stock based compensation expense of $6.3 million for fiscal 2010 as compared to $6.1 million for fiscal 2009.

•	Amortization of intangible assets and capitalized software development costs of $8.2 million for fiscal 2010 as compared to $16.4 million for fiscal 2009.

•	Amortization of deferred financing costs of $1.1 million for fiscal 2010 as compared to $1.2 million for fiscal 2009.

•	Depreciation and amortization of $4.6 million for fiscal 2010 as compared to $5.3 million for fiscal 2009.

•	Non-cash provision for income tax of $17.0 million for fiscal 2010 as compared to a $15.1 million for fiscal 2009.

Gross margin increased as a percentage of revenue to 91% in fiscal 2010 as compared to 87% in fiscal 2009.  The increase in gross margin in fiscal 2010 includes a reduction in the amortization of intangible assets related to acquired technology and capitalized software development costs of 2% of revenue, or $5.1 million.  Gross margin was further improved due to cost reductions related to personnel, hosting services and consulting expenses as well as a shift in product mix away from royalty-bearing products.

Research and development expenses decreased to $43.8 million in fiscal 2010 as compared to $49.5 million for fiscal 2009, and decreased as a percentage of revenue to 14% in fiscal 2010 as compared to 15% in fiscal 2009.  This decrease was primarily due to a reduction in outsourced development fees and incremental reductions in net compensation and benefits related to certain cost savings initiatives, which was partially offset by incremental international content development expenses incurred to support future potential revenue growth opportunities.

Sales and marketing expenses decreased to $95.6 million for fiscal 2010 as compared to $108.4 million for fiscal 2009, and decreased as a percentage of revenue to 30% in fiscal 2010 as compared to 33% in fiscal 2009.  This decrease was primarily due to a reduction in net sales compensation and sales incentive expenses, as well as decreased marketing expenses, travel expenses and a lower number of non-field sales personnel.

General and administrative expenses decreased to $34.7 million for fiscal 2010 as compared to $36.8 million for fiscal 2009, but remained unchanged as a percentage of revenue at 11% in fiscal 2010 and fiscal 2009.  This dollar decrease was primarily due to reductions in professional fees related to the Company’s business realignment strategy, which was substantially completed in fiscal 2009; as well as reductions in professional fees attributed to cost savings initiatives. These reductions were partially offset by increases in legal, tax and bonus expenses.

The Company’s interest expense decreased to $7.6 million for fiscal 2010 as compared to $14.2 million for fiscal 2009.  This decrease was primarily due to principal payments made to reduce the Company’s outstanding debt in fiscal 2010.

SkillSoft had approximately $83.0 million in cash, cash equivalents, short-term investments and restricted cash as of January 31, 2010 as compared to $42.7 million as of January 31, 2009.  This increase is primarily due to cash provided by operations of $111.3 million and proceeds received of $4.6 million from the exercise of share options under the Company’s various share option programs and from share purchases made under the Company’s 2004 employee share purchase plan during fiscal 2010.  The increase was partially offset by principal payments made of $39.0 million against long term debt, payments of $35.1 million to repurchase shares and $3.2 million for property and equipment purchases.

The Company’s effective tax rate from continuing operations was 24.8% for the fiscal year ended January 31, 2010 and consisted of a cash tax provision of approximately $6.6 million (6.9%) and a non-cash tax provision of approximately $17.0 million (17.9%).  This compares to a 28.0% effective tax rate for the fiscal year ended January 31, 2009, which consisted of a cash tax provision of approximately $3.9 million (5.7%) and a non-cash tax provision of approximately $15.1 million (22.3%).  The decrease in the current year effective tax rate is primarily due to the geographic distribution of worldwide earnings as a result of the business re-alignment that took effect at the beginning of fiscal 2010.

At January 31, 2010, the Company had deferred revenue of approximately $200.4 million as compared to approximately $201.5 million at January 31, 2009.  The January 31, 2009 deferred revenue, if valued at currency exchange rates as of January 31, 2010, would have been $208.2 million, which would reflect a reduction in deferred revenue year over year of 4%.  The decrease in deferred revenue was primarily due to a 6% reduction in bookings for fiscal 2010 as compared to bookings for fiscal 2009.  The reduction in bookings, as compared to the prior year, from courseware, referenceware, and platform hosting was approximately 4%, while custom and reseller bookings combined were down approximately 16%.

A supplemental schedule provided each quarter at SkillSoft’s website (www.skillsoft.com) calculates a fixed operating margin on revenue for the trailing twelve months up to $230 million at 20% or $46 million, and then calculates operating margin on incremental revenue (that is revenue exceeding $230 million for the trailing twelve months) with a margin assumption of 35% to 40% on that incremental revenue.  Margin leverage earned on incremental revenue over 40%, as required by the Company, is expected to be re-invested back into the business for a combination of growth initiatives and to meet new competitive challenges.  The Company had margin leverage for the twelve months ended January 31, 2010 on incremental revenue ($85 million) of approximately $65 million (calculated by taking actual operating margin less the assumed $46 million of operating margin on the first $230 million of revenue) or 77%.  For the twelve months ended January 31, 2009, margin leverage on incremental revenue ($98 million) was approximately $50 million or 51%.  The increase in margin leverage on incremental revenue in fiscal 2010 was 26% (77% compared to 51%).  This increased margin was primarily due to cost reductions initiated at the end of fiscal 2009 (approximately $7.5 million) that had a full year effect in fiscal year 2010, expense deferrals ($12.5 million) in fiscal 2010 due to the challenging business climate in fiscal 2010 and IP Migration expense ($2.0 million) that did not recur in fiscal 2010.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2010 was approximately $239 million (which includes deferred revenue and committed contracts), as compared to a 12-month non-cancelable revenue backlog at January 31, 2009 of approximately $239 million.  The backlog at January 31, 2009 , if valued at currency exchange rates as of January 31, 2010, would have been $246 million, which would reflect 78% of SkillSoft revenue recognized for fiscal 2010 of $315.0 million and would also show a reduction in backlog at January 31, 2010 year over year of 3%.

As a reminder, backlog is calculated by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year.  The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year.  Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals.  We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy.  This is a key annual business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year.

An important leverage covenant in our credit facility is based on Adjusted EBITDA.  The Company’s adjusted EBITDA for fiscal 2010 was $122.3 million, which equates to a debt leverage ratio of 0.7 as of January 31, 2010.  The debt leverage ratio is derived by dividing the outstanding debt balance by the trailing 12 month adjusted EBITDA.  Adjusted EBITDA for fiscal 2010 is calculated by taking net income ($71.4 million) and adding back depreciation and amortization ($4.6 million), amortization of intangible assets and capitalized software development costs ($8.2 million), stock-based compensation ($6.3 million), interest expense ($7.5 million), and provision for income taxes ($23.6 million), and interest and other income ($0.7 million).

The Company’s combined dollar renewal rate decreased to 93% in fiscal 2010 as compared to 97% in fiscal 2009 and 102% in fiscal 2008.  This metric excludes the custom business since that business isn’t considered renewable year to year.  The combined dollar renewal rate metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that approximates existing customer contract dollars spent with SkillSoft year over year.

The Company’s average contract length increased to 20 months as of January 31, 2010 as compared to 17 months as of January 31, 2009.  The Company’s 12-month average contract value as of January 31, 2010 increased to $112,000 as compared to $105,000 as of January 31, 2009.  SkillSoft's average total contract value as of January 31, 2010 increased to $186,000 as compared to $148,000 as of January 31, 2009.  These increases are primarily due to our average contract length increasing from 17 months to 20 months, indicating we were able to increase the contract dollar size over the longer term (average contract size increase), but the short term (renewal rate decrease) was negatively impacted reflecting reductions and concessions (contract re-writes) made with customers due to the current business economic climate.

Recommended Acquisition of SkillSoft

As previously reported in its press release dated February 12, 2010, the Company announced that it had reached agreement on the terms of a recommended acquisition of the Company by a new company formed by funds sponsored by each of Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners, LLC (together, the “Investor Group”).  Under the terms of the recommended acquisition, SkillSoft shareholders will receive $10.80 in cash for each SkillSoft ordinary share or American Depositary Share (“ADS”).  The fully diluted equity value of the transaction is approximately $1.1 billion.

The acquisition has been unanimously approved by SkillSoft’s Board of Directors and a committee of independent directors, and the Board intends to recommend to SkillSoft shareholders to vote in favor of the acquisition.

The closing of this transaction is subject to various conditions, including approval of the transaction by SkillSoft’s shareholders and the approval of the High Court in Ireland.

Fiscal 2011 Outlook

Since February 12, SkillSoft has been in an "offer period" for the purposes of the Irish Takeover Rules.  During the offer period, SkillSoft is subject to restrictions on the making of public statements.  If SkillSoft publishes any financial guidance which enables the calculation of future profits or losses, the Irish Takeover Rules require the preparation and publication of onerous reports from SkillSoft's auditors and financial advisers.  The preparation of such reports would have resulted in a delay to the issue of our earnings release.  Consequently, the Company will not be providing guidance with respect to fiscal 2011 ending January 31, 2011 or its first quarter of fiscal 2011 ending April 30, 2010.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of our earnings call.

Conference Call

In conjunction with the release, management will conduct a conference call on Friday, March 12, 2010 at 8:30 a.m. ET to discuss the Company’s fiscal 2010 operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, interested parties can dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 61823104.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

About SkillSoft

SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

On 12 February 2010, SkillSoft filed with the U.S. Securities and Exchange Commission, or SEC, a Preliminary Proxy Statement (comprising the Scheme Document) and SkillSoft intends to mail to its security holders a Definitive Proxy Statement (comprising the Scheme Document) in connection with the Acquisition and the Scheme. Investors and security holders are urged to read carefully SkillSoft’s Preliminary Proxy Statement (comprising the Scheme Document) and SkillSoft’s Definitive Proxy Statement (comprising the Scheme Document), when available, because these documents contain important information about SkillSoft, the Acquisition and the Scheme and related matters. Investors and security holders may obtain free copies of the Preliminary Proxy Statement (comprising the Scheme Document), the Definitive Proxy Statement (comprising the Scheme Document), when available, and other documents filed with the SEC by SkillSoft through the web site maintained by the SEC at www.sec.gov. In addition, investors and shareholders my obtain free copies of the Preliminary Proxy Statement (comprising the Scheme Document) and Definitive Proxy Statement (comprising the Scheme Document), when available, from SkillSoft by contacting SkillSoft PLC, Attention: Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA; (tel) +1(603)324-3000.
SkillSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by this scheme of arrangement. Information regarding SkillSoft’s directors and executive officers is contained in SkillSoft’s Annual Report on Form 10-K for the year ended 31 January 2009 supplemented by Form 10-K/A dated 28 May 2009 and its Proxy Statement on Schedule 14A, dated 26 August 2009, which are filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.

SAFE HARBOR FORWARD-LOOKING STATEMENTS

This announcement includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Statements in this announcement regarding the proposed transaction between SSI Investments III Limited and SkillSoft, the expected timetable for completing the transaction and any other statements about SkillSoft’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended 31 October 2009, as filed with the Securities and Exchange Commission. The forward-looking statements provided by SkillSoft in this announcement represent the views of SkillSoft as of the date of this announcement. SkillSoft anticipates that subsequent events and developments may cause their views to change. However, while SkillSoft may elect to update these forward-looking statements at some point in the future, SkillSoft specifically disclaim any obligation to do so. These forward-looking statements should not  be relied upon as representing SkillSoft’s views as of any date subsequent to the date of this announcement.

###

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2010	2009	2010	2009

Revenues	$79,201	$80,455	$314,968	$328,494
Cost of revenues (1)	7,594	7,979	29,436	35,992
Cost of revenues - amortization of intangible assets	32	33	128	5,203

Gross profit	71,575	72,443	285,404	287,299

Operating expenses:
Research and development (1)	12,552	11,404	43,764	49,540
Selling and marketing (1)	25,460	26,231	95,594	108,416
General and administrative (1)	9,710	9,320	34,724	36,774
Amortization of intangible assets	1,427	2,737	8,117	11,212
Merger and integration related expenses	-	-	-	761
Restructuring	(7)	1,523	49	1,523
Restatement - SEC investigation	-	-	-	49

Total operating expenses	49,142	51,215	182,248	208,275

Other (expense) income, net	500	864	(943)	1,480
Interest income	65	110	269	1,550
Interest expense	(1,443)	(3,204)	(7,553)	(14,218)

Income before provision for income taxes from continuing operations	21,555	18,998	94,929	67,836

Provision for income taxes - cash	690	794	6,560	3,857
Provision for income taxes - non-cash	5,077	(625)	17,001	15,102

Income from continuing operations	15,788	18,829	71,368	48,877

(Loss) income from discontinued operations net of an income tax benefit of $25 thousand and an
income tax expense of $1.3 million for the three and twelve months ended January 31, 2009	-	(25)	-	1,912

Net income	$15,788	$18,804	$71,368	$50,789

Net income, per share, basic - continuing operations	$0.17	$0.19	$0.74	$0.47
Net income, per share, basic - discontinued operations	$-	$(0.00)	$-	$0.02
	$0.17	$0.19	$0.74	$0.49

Basic weighted average common shares outstanding	94,903,194	101,158,502	96,089,885	103,869,585

Net income, per share, diluted - continuing operations	$0.16	$0.18	$0.72	$0.46
Net income, per share, diluted - discontinued operations	$-	$(0.00)	$-	$0.02
	$0.16	$0.18	$0.72	$0.47

Diluted weighted average common shares outstanding	98,745,687	102,395,390	98,707,749	107,033,733

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$26	$62	$92	$225
Research and development	244	231	986	926
Selling and marketing	619	543	2,344	1,977
General and administrative	770	792	2,878	3,004
	$1,659	$1,628	$6,300	$6,132

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	January 31, 2010	January 31, 2009

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$80,241	$38,952
Restricted cash	2,786	3,790
Accounts receivable, net	141,828	146,362
Deferred tax assets	28,902	26,444
Prepaid expenses and other current assets	23,447	18,286

Total current assets	277,204	233,834

Property and equipment, net	6,288	7,661
Goodwill	238,550	238,550
Intangible assets, net	5,227	13,472
Deferred tax assets	49,127	78,223
Other assets	9,835	3,360

Total assets	$586,231	$575,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$865	$1,253
Accounts payable	4,519	5,648
Accrued expenses	41,386	37,273
Deferred revenue	200,369	201,518

Total current liabilities	247,139	245,692

Long term debt	83,500	122,131
Other long term liabilities	4,432	3,221
Total long-term liabilities	87,932	125,352

Total stockholders' equity	251,160	204,056

Total liabilities and stockholders' equity	$586,231	$575,100

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Twelve Months Ended
	January 31,
	2010	2009

Cash flows from operating activities:

Net income	$71,368	$50,789
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	6,300	6,132
Depreciation and amortization	4,564	5,277
Amortization of intangible assets	8,245	16,415
Recovery of bad debts	(36)	(130)
Provision for income taxes - non-cash	17,001	15,102
Gain on sale of discontinued operations	-	(3,386)
Non-cash interest expense	1,104	1,197
Tax expense (benefit) related to exercise of non-qualified stock options	92	(1,494)
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	9,236	17,006
Prepaid expenses, other current assets and other assets	(2,479)	8,494
Accounts payable	(1,161)	3,446
Accrued expenses and other long-term liabilities	4,959	(14,271)
Deferred revenue	(7,846)	(6,890)

Net cash provided by operating activities	111,347	97,687

Cash flows from investing activities:

Purchases of property and equipment	(3,195)	(5,748)
Cash paid for business acquisitions	-	(250)
Purchases of investments	(9,272)	(19,645)
Maturity of investments	6,812	32,137
Decrease in restricted cash	1,004	173
Cash received from sale of discontinued operations	-	6,903

Net cash (used in) provided by investing activities	(4,651)	13,570

Cash flows from financing activities:

Exercise of stock options	2,392	16,455
Proceeds from employee stock purchase plan	2,192	3,063
Principal payments on long term debt	(39,019)	(75,616)
Acquisition of treasury stock	(35,148)	(91,860)
Tax (expense) benefit related to exercise of non-qualified stock options	(92)	1,494

Net cash used in financing activities	(69,675)	(146,464)

Effect of exchange rate changes on cash and cash equivalents	1,808	(2,999)

Net increase (decrease) in cash and cash equivalents	38,829	(38,206)
Cash and cash equivalents, beginning of period	37,853	76,059

Cash and cash equivalents, end of period	$76,682	$37,853